UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2006

SYNPLICITY, INC.

(Exact Name of the Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

000-31545	77-0368779
(Commission File Number)	(I.R.S. Employer Identification No.)

600 West California Avenue, Sunnyvale, California	94086
(Address of Principal Executive Offices)	(Zip Code)

(408) 215-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rul 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs associated with Exit or Disposal Activities.

On March 30, 2006, Synplicity Inc. (the “Company”) announced a restructuring plan that will reduce its workforce by approximately 8%. This reduction in force was approved by the Board of Directors on March 24, 2006, to more closely align the Company’s expenses with its strategic growth opportunities.

On March 6, 2006, LSI Logic Corporation, the leader in the emerging structured/platform ASIC market and one of the Company’s partners, announced that it would cease further development of its RapidChip product. The Company’s Amplify RapidChip product was designed specifically and exclusively for LSI Logic’s RapidChip product. LSI Logic’s recent decision to withdraw its RapidChip platform ASIC product from the market prompted a reassessment of the market opportunity associated with the Company’s investments in the ASIC product line. The impact of LSI Logic’s withdrawal delays the estimated time at which the Company’s ASIC software business could become profitable. The Company’s decision then, is to re-deploy about half of its ASIC R&D team to other growth opportunities.

The plan to exit the ASIC markets includes a workforce reduction of approximately 8%, concentrated in the Company’s Sunnyvale facility. The reduction in force is estimated to reduce the Company’s annual personnel-related expenses by approximately $4.5 million per year. Severance costs and the impairment of capitalized software development costs are estimated to result in a charge to the Company of approximately a) $525,000 for severance and severance related costs and b) $375,000 for capitalized software impairment cost, in the first quarter of 2006.

A copy of the press release issued by the Company in connection with the restructuring is attached hereto as exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
99.1	Press Release dated March 30, 2006 of Synplicity Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2006	SYNPLICITY, INC.

	By:	/s/ Gary Meyers
	Name:	Gary Meyers
	Title:	Chief Executive Officer, President and Director (Principal Executive Officer)

	By:	/s/ John J. Hanlon
	Name:	John J. Hanlon
	Title:	Senior Vice President and Chief
Financial Officer (Principal Financial and Accounting Officer)

SYNPLICITY, INC.

FORM 8-K

INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release dated March 30, 2006 of Synplicity, Inc.